Exhibit 99.2
IDEATION ACQUISITION CORP.
[FORM OF NOMINATING AND
CORPORATE GOVERNANCE COMMITTEE CHARTER]
I.	Purpose
     The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of Ideation Acquisition Corp. (the “Company”) is to identify individuals qualified to become members of the Board (“Directors”), to recommend Director nominees for each annual meeting of shareholders and nominees for election to fill any vacancies on the Board, to evaluate and review the performance of existing Directors and to address related matters. The Committee shall also develop and recommend to the Board corporate governance principles applicable to the Company.
II.	Organization
     The members of the Committee shall be appointed by the Board and shall meet the independence requirements of applicable law and the rules of the American Stock Exchange (“Amex”), as determined by the Board, subject to any compliance grace periods permitted by Amex. The Committee shall consist of two or more members. Committee members may be removed by the Board. The Board shall also designate a Committee Chairperson.
     The Committee shall meet as often as necessary to carry out its responsibilities, but not less than once each year. A quorum at any Committee meeting shall be at least two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.
     The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities.
III.	Responsibilities
     The responsibilities of the Committee shall include:
•	Developing the criteria and qualifications for membership on the Board.

•	Recruiting, reviewing and nominating candidates for election to the Board or filling vacancies on the Board.

•	Reviewing candidates proposed by stockholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

•	Establishing subcommittees for the purpose of evaluating special or unique matters.

•	Monitoring and making recommendations regarding Committee functions, contributions and composition.

•	Making recommendations to the Board regarding corporate governance matters, including the Company’s certificate of incorporation, bylaws and charters of Board committees.

•	Developing and recommending to the Board nominating and corporate governance principles applicable to the Company.

•	Evaluating, on an annual basis, the Committee’s performance.

IDEATION ACQUISITION CORP.
Board of Director Candidate Guidelines
     The Nominating and Corporate Governance Committee (the “Committee”) of Ideation Acquisition Corp. (the “Company”) will identify, evaluate and recommend candidates to become members of the Company’s Board of Directors (“Board”) with the goal of creating a balance of knowledge and experience on the Board. Nominations to the Board may also be submitted to the Committee by the Company’s stockholders in accordance with the Company’s bylaws. Candidates will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Committee will consider and evaluate each candidate for election to the Board based upon its assessment of the following criteria:
•	Whether the candidate is independent pursuant to the requirements of the American Stock Exchange.

•	Whether the candidate is accomplished in his or her field and has a reputation, both personally and professionally, that is consistent with the image and reputation of the Company.

•	Whether the candidate has the ability to read and understand basic financial statements. The Committee will also determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

•	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

•	Whether the candidate has knowledge of the Company and issues affecting the Company.

•	Whether the candidate is committed to enhancing stockholder value.

•	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

•	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

•	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

•	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.